Exhibit 99.1

Scripps creates national television networks business with acquisition of ION Media

Berkshire Hathaway to invest in Scripps; highly accretive,
transformative transaction will double Scripps EBITDA

Sept. 24, 2020

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) will buy national broadcast network ION Media for $2.65 billion, combining the business with Scripps’ Katz networks and Newsy to create a full-scale national television networks business. ION reaches more than 100 million homes through over-the-air and pay TV platforms and has consistently achieved annual revenue growth and EBITDA margins well beyond industry averages. In addition, this highly accretive acquisition will yield $500 million in synergies, most of which are contractually based, over the next six years.

Berkshire Hathaway will make a $600 million preferred equity investment in Scripps to finance the transaction. Berkshire Hathaway also will receive a warrant to purchase up to 23.1 million Class A shares, at an exercise price of $13 per share.

ION Media, based in West Palm Beach, Florida, operates a national television network featuring popular crime and justice procedural programming. It is being purchased from an entity controlled by Black Diamond Capital Management. The network boasts the fifth-largest average primetime audience among all cable-carried networks. ION generates its revenue by selling advertising in the national marketplace. Combining ION with Katz and Newsy, which also primarily earn revenue from national advertising, will increase Scripps’ reach into this durable ad market as it offers advertisers a larger platform on which to reach their audiences.

Together, ION, Katz and Newsy, Scripps’ new national networks business, will reach nearly every American through free over-the-air broadcast, cable/satellite, over-the-top and digital distribution, with multiple advertising-supported programming streams.

Today, ION distributes its programming through Federal Communications Commission-licensed television stations it owns in 62 markets and 124 affiliated TV stations, reaching 96% of U.S. homes. ION elects government-mandated must-carry provisions for cable distribution rather than negotiating for retransmission revenue, thereby ensuring its programming is available on cable and satellite systems.

The combination of ION, Katz and Newsy is expected to produce run-rate synergies that reach as much as $120 million a year, a majority of which will be carriage fee savings associated with the Katz networks. Katz today pays leasing fees to other broadcasters for multicast distribution. As Katz’s current distribution contracts expire, its programming will be migrated to ION stations’ digital subchannels. ION programming will remain on the primary channel.

“This evolution of Scripps’ national television networks business, through the combination of ION, the Katz networks and Newsy, repositions the company in the television landscape,” said Scripps President and CEO Adam Symson. “With its strong revenue growth, high margins and significant cash flow, ION will make Scripps a more powerful and durable media business with significant near-term benefit as well as long-term value. ION Media is a distribution double threat – carried on cable and satellite through must carry while also capitalizing on cord-cutting and the growth of free over-the-air broadcasting. This transaction is another in a long list of Scripps’ transformative moves to where we see opportunity for growth and to benefit from the evolving media landscape.

“For more than 70 years, Scripps has been dedicated to local broadcasting and the markets we serve with an unparalleled commitment to quality objective journalism, community service and stewardship of the public’s airwaves,” said Symson. “Now, with this national broadcasting acquisition, Scripps will be the largest holder of broadcast spectrum, poised to take an even greater leadership role in the development of future business models that leverage ATSC 3.0 and spectrum to benefit the American people.”

Ted Weschler, the Berkshire Hathaway officer responsible for the investment, said Scripps’ history of value creation drove their interest in the transaction.

“As the media industry continues its rapid evolution, Berkshire Hathaway is fortunate to partner with this management team and the Scripps family, who have successfully anticipated the future of media for over a century,” Weschler said.

ION Media and the five Katz networks operate in the over-the-air (OTA) television marketplace, which saw 67% growth, to 25% of all TV households, from 2018 to Q3 2019 (Parks Associates research, March 26, 2020), as consumers opted to supplement their digital television services with free over-the-air, linear broadcast television and its quality programming to create a new consumer bundle. Because of the pandemic, OTA viewership growth is expected to accelerate, according to Parks. Both ION and Katz also participate in the national advertising marketplace, which has fared relatively well during this year’s economic crisis.

Scripps Executive Vice President and Chief Financial Officer Lisa Knutson said the company will capitalize on ION’s nationwide reach and operational excellence to drive growth, further enhance company cash flow and realize significant synergies.

Knutson, who also leads Scripps’ strategic planning and will lead the integration of ION, said the addition of ION is a key milestone in Scripps’ continuing evolution as it anticipates consumers’ changing media habits.

“We have created tremendous shareholder value while managing debt through asset sales and high-cash-flow revenue streams such as retransmission fees and political advertising, working all the while to maintain a flexible balance sheet in order to capitalize on our next opportunity,” Knutson said. “Now we are building an even stronger financial foundation that will allow us to act as leaders in the future of the television industry while we serve our audiences and consumers in effective and efficient new ways.”

Transaction highlights

•Purchase price: $2.65 billion
•Synergies: About $500 million over six years, reaching a run rate of about $120 million a year, mainly driven by migrating the Katz networks to ION digital subchannels as Katz’s current distribution contracts expire and corporate savings
•Implied transaction multiple: 5.9 times ION’s last 12 months EBITDA through June 2020, with annualized synergies applied at the fully realized annual rate; 8.2 times on same basis without synergies
•Financing: The transaction is expected to be financed with $1.85 billion of secured and unsecured debt and a $600 million investment from Berkshire Hathaway in preferred stock. The debt financing is being led by Morgan Stanley Senior Funding, Inc. (Existing Scripps debt is expected to remain in place; existing ION debt will be paid off as part of the transaction closing.)
•Anticipated net leverage ratio at close: About 5.2x based on a lagging eight quarters basis
•Contribution: Accretive to Scripps free cash flow and margins in 2021 and beyond; Scripps’ return on invested capital would exceed its weighted average cost of capital starting in the first year, 2021.
•Regulatory considerations: Requires Federal Communications Commission approval; Hart-Scott-Rodino clearance
•Divestitures: Scripps will divest of 23 ION stations. The proposed divestitures will allow the merged company to fully comply with the FCC local and national ownership regulations. Scripps has agreed to a transaction with a buyer, who has agreed to maintain ION affiliations for the stations.
•Anticipated closing: First-quarter 2021

ION Media financial highlights

•2019 revenue: $587 million
•2019 EBITDA: $335 million
•Last 12 months through June 2020: $558 million of revenue; $323 million of EBITDA
•2020 outlook: Consistent with performance of national advertising marketplace; revenue projected to be down mid teens from 2019
•2009-2019 revenue CAGR: About 12%
•Employees: 425

Berkshire Hathaway investment highlights

•Amount of preferred stock: $600 million
•Dividends: 8% per year if paid in cash; 9% if deferred
•Redemption: The preferred stock will have no maturity date but will be redeemable starting five years after issuance.
•Warrant: Berkshire Hathaway to receive a warrant to purchase up to 23.1 million Scripps Class A shares at $13 per share. Berkshire may exercise the warrant at any time but no later than one year after all preferred stock has been redeemed.
•Other considerations: While the preferred stock is outstanding, Scripps cannot issue a dividend or repurchase shares.
•Governance: Berkshire Hathaway will not receive any board seats and will have no other governance rights.

Methuselah Advisors and Morgan Stanley & Co. LLC acted as financial advisors to Scripps and arranged the preferred equity investment by Berkshire Hathaway. Morgan Stanley Senior Funding, Inc. provided the financing commitments for the secured and unsecured debt.

BakerHostetler and Brooks Pierce served as Scripps’ legal co-counsel for the acquisition, and Simpson, Thacher & Bartlett LLP served as Scripps’ legal counsel for the committed financing. Evercore served as exclusive advisor to the Scripps family, and Kirkland & Ellis served as its legal counsel. Skadden, Arps, Slate, Meagher & Flom LLP and Cooley LLP served as legal counsel for ION Media.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s ION Media acquisition during a telephone conference call at 9 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

The management discussion will refer to a presentation that can be found at that link under “presentations.”

To access the conference call by telephone, dial (877) 226-8216 or (409) 207-6983 (international) and give access code 3585828 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from noon Eastern time Sept. 24 until midnight Sept. 24, 2021. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 8003632.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties, including those engendered by the COVID-19 pandemic, that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K and Form 10-Q, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) advances understanding of the world through journalism. As the nation’s fourth-largest independent TV station owner, Scripps operates 60 television stations in 42 markets. Scripps empowers the next generation of news consumers with its multiplatform news network Newsy and reaches growing audiences through broadcast networks including Bounce and Court TV. Shaping the future of storytelling through digital audio, Scripps owns top podcast company Stitcher and Triton, the global leader in technology and measurement services. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact: Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact: Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com